UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 13, 2007

(November 7, 2007)

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

220 Mill Road

Chelmsford, MA 01824

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 250-2900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)

On November 7, 2007, Sycamore Networks, Inc. (the “Registrant”) appointed Mr. Paul F. Brauneis, age 62, as Vice President, Finance and Administration, Chief Financial Officer and Treasurer. Pursuant to a letter agreement with the Registrant, Mr. Brauneis will receive an annual salary of $265,000 and will be eligible for an annual bonus of $120,000, payable quarterly, based upon achievement of his individual performance measures and the Registrant’s financial and strategic goals. In addition, on November 12, 2007, Mr. Brauneis was granted a non-qualified option to purchase 700,000 shares of common stock of the Registrant under the 1999 Stock Incentive Plan, as amended. Such options, having a ten year term, are subject to a five year vesting schedule, vesting 20% upon the first anniversary of the date of grant and 5% per quarter thereafter. Mr. Brauneis’ employment is at will and may be terminated at any time by either party for any reason, with or without cause.

From May 2006 to November 2007, Mr. Brauneis served as Executive Vice President, Finance and Chief Financial Officer of Cantata Technology, Inc. From January 2000 to May 2006 he served as Senior Vice President, Finance and Administration and Chief Financial Officer of Avici Systems, Inc.

Also Mr. Brauneis has entered into the Registrant’s standard form of change in control agreement (the “Change in Control Agreement”) and the Registrant’s standard form of indemnification agreement (the “Indemnification Agreement”). Under the Change in Control Agreement, each option or restricted stock grant held by Mr. Brauneis which is scheduled to vest within the 12 months after the effectiveness of a change in control of the Registrant will instead vest immediately prior to the change in control. In addition, in the event of a “Subsequent Acquisition” of the Registrant (as defined in the agreement) following a change in control, all options or restricted stock granted by the Registrant to Mr. Brauneis will vest immediately prior to the effectiveness of such acquisition. In the event of a termination of Mr. Brauneis’s employment following a change in control, either by the surviving entity without cause or by Mr. Brauneis due to a constructive termination, (1) all options and restricted stock of Mr. Brauneis vest, (2) Mr. Brauneis is entitled to continued paid coverage under the Registrant’s group health plans for 18 months after such termination, (3) Mr. Brauneis will receive a pro rata portion of his performance bonus for the year in which the termination occurred, (4) Mr. Brauneis will receive an amount equal to 18 months of his base salary, (5) Mr. Brauneis will receive an amount equal to 150% of his annual performance bonus for the year in which the termination occurred and (6) Mr. Brauneis shall be entitled to outplacement services at the Registrant’s expense for a period of 12 months. If Mr. Brauneis is subject to any excise tax on amounts characterized as excess parachute payments, due to the benefits provided under the Change in Control Agreement, Mr. Brauneis is entitled to reimbursement of up to $1,000,000 for any excess parachute excise taxes. Furthermore, under the Change in Control Agreement, Mr. Brauneis agrees to abide by the Registrant’s confidentiality and proprietary rights agreements and, for a period of one year after such termination, not to solicit the Registrant’s employees or customers.

Pursuant to the Indemnification Agreement, the Registrant agrees to indemnify Mr. Brauneis against certain liabilities that may arise by reason of his status or service as Vice President, Finance and Administration, Chief Financial Officer and Treasurer of the Registrant and to advance his expenses incurred as a result of any proceeding as to which he may be indemnified. The Indemnification Agreement is intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and is in addition to any other rights Mr. Brauneis may have under the Registrant’s Amended and Restated Certificate of Incorporation, Bylaws and applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

By:  /s/ Alan R. Cormier

        Alan R. Cormier

        General Counsel and Secretary

        (Duly Authorized Officer)

Dated:  November 13, 2007